Exhibit 99.5

May 1, 2001

[FOSSIL LOGO]

MIGUEL ANGEL CADARSO

Fossil Spain

Av. Doctor Arce #18

Espana

Dear MIGUEL ANGEL:

Pursuant to the terms and conditions of the company’s Non-Qualified Plan (the “Plan”), you have been granted a Non-Qualified Stock Option to purchase 3,000 shares (the “Option”) of Fossil stock as outlined below.

Granted To:	MIGUEL ANGEL CADARSO

Grant Date:	October 25, 2000

Options Granted:	3,000

Option Price per Share:	$11.1875	Total Cost to Exercise: $33,562.50

Expiration Date:	October 25, 2010

Vesting Schedule:	20% per year for 5 years
	600 on 10/25/2001
	600 on 10/25/2002
	600 on 10/25/2003
	600 on 10/25/2004
	600 on 10/25/2005

By my signature below, I hereby acknowledge receipt of this Option granted on the date shown above, which has been issued to me under the terms and conditions of the Plan.  I further acknowledge that this Option shall be subject to the Stock Option Award Agreement Standard Terms and Conditions, which are incorporated herein by reference, and the terms and conditions of this Option and the Plan.

Date:
T. R. Tunnell, Executive Vice President
FOSSIL, INC.

/s/ MIGUEL ANGEL CADARSO	Date:	May 4, 2001
MIGUEL ANGEL CADARSO

Note:  If there are any discrepancies in the name or address shown above, please notify Jennifer Hall in the Legal Dept. at extension 6996.

2280 N. Greenville Ave. • Richardson, Texas  75082 • 972.234.2525 • Fax 972.234.4669

STOCK OPTION AWARD AGREEMENT

Standard Terms And Conditions

Fossil, Inc., a Delaware corporation (the “Company”) has adopted the 2004 Long-Term Incentive Plan of Fossil, Inc. (the “Long-Term Incentive Plan”) effective as of the Effective Date (as defined in the Long-Term Incentive Plan) with the objective of retaining key executives and other selected employees and of rewarding them for making major contributions to the success of the Company and its Subsidiaries (as defined in the Long-Term Incentive Plan).

The Long-Term Incentive Plan provides that an employee of the Company or its Subsidiaries who holds a position of responsibility and whose performance, in the judgment of the Committee (as defined in the Long-Term Incentive Plan), can have a significant effect on the success of the Company and its Subsidiaries may be granted an Award (as defined in the Long-Term Incentive Plan), which may consist of right to purchase a specified number of shares of common stock, par value $.01 per share (“Common Stock”), of the Company at a specified price, including rights in the form of incentive stock options complying with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The optionee receiving a grant hereunder (the “Optionee”) holds a position of responsibility within the Company and the Committee has determined that the Optionee is a person whose performance can have a significant effect on the Company and its Subsidiaries.

In consideration of the premises, the terms and conditions set forth herein, the terms of the Stock Option Award Letter Agreement (the “Award Letter”) between the Company and Optionee,  the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Grant of Award; Incentive Stock Options.  Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee an Award consisting of options (the “Options”) to purchase an aggregate of up to but not exceeding  the number of shares of Common Stock (the “Option Shares”) from the Company and at a price per share as set forth in the Award Letter, such number of shares and such price per share being subject to adjustment from time to time as provided in Paragraph 14 of the Long-Term Incentive Plan.  The Options are intended to qualify as incentive stock options complying with Section 422 of the Code, and this Agreement shall be interpreted to give effect to such intention; provided, however, that nothing contained herein shall be construed as a representation, guarantee or other undertaking on the part of the Company that the Options are or will be found to be incentive stock options complying with Section 422 or any other provision of the Code.

2.    Option Period and Vesting.  The Options granted pursuant to this Agreement may be exercised by the Optionee at any time during the ten-year period beginning on the Grant Date specified in the Award Letter (“Option Period”), subject to the limitation that such Options shall vest and become exercisable in accordance with the Vesting Schedule set forth in the Award Letter (it being understood that the right to purchase the Option Shares shall be cumulative, so that the Optionee may purchase on or after any anniversary and during the remainder of the Option Period that number of Option Shares which the Optionee was entitled to purchase but did not purchase during any preceding period or periods).

3.    Method of Exercise.  The Options granted pursuant to this Agreement may be exercised by the Optionee by giving written notice of exercise to the Secretary of the Company, which notice shall (i) state the number of Option Shares with respect to which such Options are being exercised and (ii) be accompanied by a check, cash or money order payable to the Company in the full amount of the exercise price for such Options or, at the option of the Optionee, be accompanied by shares of Common Stock theretofore owned by the Optionee having a Fair Market Value (as defined in the Long-Term Incentive Plan) on the date of exercise, as determined in accordance with Paragraphs 2 and 9 of the Long- Term Incentive Plan, equal to the exercise price therefor (or any combination of cash, check, money order or such shares of Common Stock).  Any shares of Common Stock delivered in satisfaction of all or a portion of the exercise price shall be appropriately endorsed for transfer to the Company or shall be accompanied by appropriate stock powers duly executed for transfer to the Company.  As promptly as practicable following the receipt of such written notification and payment, the Company shall deliver to the Optionee a certificate or certificates for the number of Option Shares with respect to which the Options have been exercised.

4.    Termination in Event of Nonemployment.  In the event that the Optionee ceases to be employed by the Company or any of its Subsidiaries during the Option Period for any reason other than death, the Options granted pursuant to this Agreement shall terminate, except to the extent that they are exercisable on the date the Optionee ceases to be so employed.  To the extent that such Options are exercisable on the date that the Optionee ceases to be employed by the Company or any of its Subsidiaries for any reason other than death, such Options may be exercised by the Optionee during the three-month period beginning on such date but shall terminate and be of no further force or effect at the end of such period.

5.    Acceleration in Event of Death.  In the event that the Optionee ceases to be employed by the Company or any of its Subsidiaries during the Option Period by reason of death at a time when the Options granted pursuant hereto are still in force and unexpired, such unmatured Options shall be accelerated.  Such acceleration shall be effective as of the date of death of the Optionee, and each Option so accelerated may be exercised by the person or persons to whom the Optionee’s rights shall pass pursuant to Paragraph 13 of the Long-Term Incentive Plan during the 12-month period beginning on such date but shall terminate at the end of such period.

6.    Assignability.  The Options granted pursuant hereto shall not be assignable or transferable by the Optionee other than in accordance with Paragraph 13 of the Long-Term Incentive Plan.  No assignment of the Options herein granted shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such documents and evidence as the Company may deem necessary to establish the validity of the assignment and the acceptance by the assignee or assignees of the terms and conditions hereof.

7.    No Stockholder Rights.  The Optionee shall have no rights as a stockholder of the Company with respect to the Option Shares unless and until certificates evidencing such Option Shares shall have been issued by the Company to the Optionee.  Until such time, the Optionee shall not be entitled to dividends or distributions in respect of any Option Shares or to vote such shares on any matter submitted to the stockholders of the Company.  In addition, except as to adjustments that may from time to time be made by the Committee in accordance with the Long-Term Incentive Plan, no adjustment shall be made or required to be made in respect of dividends (ordinary or extraordinary, whether in cash, securities or any other property) or distributions paid or made by the Company or any other rights granted in respect of any Option Shares for which the record date for such payment, distribution or grant is prior to the date upon which certificates evidencing such Option Shares shall have been issued by the Company.

8.    Tax Withholding.  The Company may make such provision as it may deem appropriate for the withholding of any taxes that it determines is required in connection with the Options granted pursuant to this Agreement.  However, the Optionee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Optionee in connection with the exercise of all or any portion of such Options by electing to have the Company withhold a portion of the Option Shares or by delivering shares of Common Stock theretofore owned by the Optionee having a Fair Market Value on the date of exercise, as determined in accordance with Paragraphs 2 and 9 of the Long-Term Incentive Plan, equal to the amount required to be withheld or paid.  The Optionee must make the foregoing election on or before the date upon which the amount of the taxes to be withheld is determined. If the Optionee is subject to the short-swing profits recapture provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any such election shall be subject to such additional restrictions as may be imposed by the Committee to ensure that the satisfaction of withholding requirements by the withholding of a portion of the Option Shares or by delivery of shares of Common Stock theretofore owned by the Optionee shall be exempt from the short-swing profits recapture provisions of Section 16(b) of the Exchange Act.

9.     Restrictions and Related Representations. Upon the acquisition of any Option Shares pursuant to the exercise of the Options granted pursuant hereto, the Optionee may be required to enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws, the Long-Term Incentive Plan or with this Agreement.  In addition, the certificate or certificates representing any Option Shares purchased upon the exercise of the Options will be stamped or otherwise imprinted with a legend in such form as the Company may require with respect to any applicable restrictions on sale or transfer, and the stock transfer records of the Company will reflect stop-transfer instructions, as appropriate, with respect to such shares.

10.   Notices.  Unless otherwise provided herein, any notice or other communication hereunder shall be in writing and shall be given by registered or certified mail. All notices of the exercise by the Optionee of the Options granted pursuant hereto shall be directed to Fossil, Inc., Attention: Secretary, at the Company’s then current address. Any notice given by the Company to the Optionee directed to him at his address on file with the Company shall be effective to bind any other person who shall acquire rights hereunder.  The Company shall be under no obligation whatsoever to advise or notify the Optionee of the existence, maturity or termination of any rights hereunder and the Optionee shall be deemed to have familiarized himself with all matters contained herein and in the Long-Term Incentive Plan which may affect any of the Optionee’s rights or privileges hereunder.

11.   Scope of Certain Terms.  Whenever the term “Optionee” is used herein under circumstances applicable to any other person or persons to whom this award may be assigned in accordance with the provisions of Paragraph 6 of this Agreement, the term “Optionee” shall be deemed to include such person or persons.  The term “Long-Term Incentive Plan” as used herein shall be deemed to include the 1993 Long-Term Incentive Plan of Fossil, Inc. and any subsequent amendments thereto , together with any administrative interpretations which have been adopted thereunder by the Committee pursuant to Paragraph 5 of such plan.

12.   Precondition of Legality.  Notwithstanding anything to the contrary contained herein, the Optionee agrees that he will not exercise the Options granted pursuant hereto, and that the Company will not be obligated to issue any Option Shares pursuant to this Agreement, if the exercise of the Options or the issuance of such shares would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority or any national securities exchange or transaction quotation system.

13.   Incorporation of Long-Term Incentive Plan. This Agreement is subject to the Long-Term Incentive Plan, a copy of which has been furnished to the Optionee and for which the Optionee acknowledges receipt.  The terms and provisions of the Long-Term Incentive Plan are incorporated by reference herein. In the event of a conflict between any term or provision contained here in and a term or provision of the Long-Term Incentive Plan, the applicable terms and provisions of the Long-Term Incentive Plan shall govern and prevail.